Exhibit 23.1

(M&K CPAS, PLLC LETTERHEAD)

Z Trim Holdings, Inc.

 We consent to the use of our report dated April 09, 2010 with respect to the financial statements of Z Trim Holdings, Inc. as of and for the years ended December 31, 2009 and 2008, and to the reference to our firm under the caption “Experts”, included in the Registration Statement on Form S-1 filed by Z Trim Holdings, Inc. on June 15, 2010.

 /s/ M&K CPAS, PLLC

 Houston, Texas

 June 15, 2010